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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: December 12, 1997


                              GB FOODS CORPORATION
                              --------------------
             (Exact name of Registrant as specified in its charter)


         Delaware                      1-10576                  33-0403086
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(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                    Identification Number)


               1200 North Harbor Blvd., Anaheim, California 92803
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                    (Address of principal executive offices)

                                 (714) 491-6400
                                 --------------
              (Registrant's telephone number, including area code)


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                             GB FOODS CORPORATION


                                             /s/ ANDREW F. PUZDER
Dated: December 12, 1997                     -----------------------------
                                                 Andrew F. Puzder
                                                 Chief Executive Officer





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Item 5.  Other Events

         On December 12, 1997, GB Foods Corporation ("GBFC", Nasdaq:GBFC), operator of the Green Burrito Mexican quick service restaurants announced the signing of a letter of intent whereby GBFC plans to acquire 100% of the issued and outstanding capital stock of TBRL.

         Under the terms of the Letter of Intent, each share of TBRL stock will be converted into the right to receive .8276 shares of GBFC common stock together with cash in lieu of any fractional shares, which equates to $9.00 per share for TBRL's stock based upon an average closing price of $10.875 for GBFC's stock. GBFC and TBRL have collared the exchange ratio between $12.875 and $8.875 per share of GBFC stock. The adjustment factor is designed to insure that the market value of the shares of GBFC to be issued to TBRL's shareholders is not less than $7.34 nor more than $10.66 per share of TBRL common stock. The market value is to be determined based on the average closing price of GBFC common stock during the ten day trading period ending on the second business day prior to the Closing. Below $8.875, GBFC may make up the difference in additional shares at its option and above $12.875 per share TBRL shareholders would have the exchange ratio reduced pro rata.

         "Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements which are not historical facts contained in this release are forward looking statements that involve risks and uncertainties, and results could vary materially from the description contained herein and other risks as may be detailed in the Company's Securities and Exchange Commission filings.


Item 7.  Financial Statements and Exhibits

         (c)   Exhibits

         99.1 Press Release - GB Foods Corporation and Timber Lodge Steakhouse, Inc. Announce the Execution of a Letter of Intent whereby GB Foods will acquire all of the Outstanding Capital Stock of Timber Lodge Steakhouse, Inc.

         99.2 Letter of Intent dated December 11, 1997.